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                                                                    EXHIBIT 99.1

        PAUL-SON GAMING CORPORATION ANNOUNCES DEMAND FOR TERMINATION FEE
           FROM BOURGOGNE ET GRASSET AND THE BUD JONES COMPANY, INC.



LAS VEGAS - (PR NEWSWIRE) - April 30, 2001 - Paul-Son Gaming Corporation (NasdaqSC: PSON - NEWS) today announced that it has made a demand on Bourgogne et Grasset and The Bud Jones Company, Inc. for a termination fee pursuant to the letter of intent relating to a proposed combination among the parties. The letter of intent, as amended, provides that in the event Bourgogne et Grasset or Bud Jones fail to execute a definitive agreement by April 30, 2001 for any reason, Bourgogne et Grasset and Bud Jones, jointly and severally, shall pay to Paul-Son a $1.0 million termination fee.

Eric P. Endy, chairman of the board, chief executive officer and president of Paul-Son, stated: "We regret that it was necessary to deliver a demand letter to Bourgogne et Grasset and Bud Jones, but the letter of intent called for an April 30, 2001 date for the parties to execute a definitive agreement. The expiration of the execution date compelled us to send the demand letter to protect the interests of our stockholders."

Paul-Son is a leading manufacturer and supplier of casino table game equipment in the United States. Paul-Son's products include casino chips, table game layouts, playing cards, dice, gaming furniture and miscellaneous table accessories such as chip trays, drop boxes and dealing shoes, which are used in conjunction with casino table games such as blackjack, poker, baccarat, craps and roulette. Paul-Son is headquartered in Las Vegas, Nevada, with its primary manufacturing facilities located in San Luis, Mexico and sales offices in Las Vegas, Nevada and Atlantic City, New Jersey. Paul-Son sells its products in every state in which casinos operate in the United States.

This press release contains certain forward-looking statements which are subject to change. The statements described herein are subject to numerous contingencies and other events, the occurrence or non-occurrence of which could cause such forward-looking statements to fail to occur. The future events and contingencies include, but are not limited to, the inherent uncertainty and costs of prolonged arbitration or litigation. Further information on potential factors which could affect the financial condition and results of operations of Paul-Son and its subsidiaries are included in filings of Paul-Son with the Securities and Exchange Commission, including, but not limited to, Paul-Son's Annual Report on Form 10-K for the year ended May 31, 2000 and its Quarterly Report on Form 10-Q for the quarter ended February 28, 2001.

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